Registration No. 333-_________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Rockford Corporation

(Exact Name of Registrant as Specified in Its Charter)

Arizona	86-0394353

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

600 South Rockford Drive, Tempe, Arizona	85281

(Address of Principal Executive Offices)	(Zip Code)
Rockford Corporation 2005 Stock Option Plan

(Full Title of the Plan)
W. Gary Suttle
Rockford Corporation
600 South Rockford Drive
Tempe, Arizona 85281
With a copy to:
Kevin Olson
Steptoe & Johnson LLP
201 E. Washington, Suite 1600
Phoenix, Arizona 85004

(Name and Address of Agent for Service)
(480) 967-3565 or (800) 366-2349

(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed	Proposed
Class Of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount Of
To Be	To Be	Price	Offering	Registration
Registered	Registered	Per Unit (1)	Price	Fee
Common Stock par value $0.01 per share	500,000	$3.395	$1,697,500	$181.63

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Exchange Act of 1933 on the basis of the average of the high and low prices for shares of Common Stock on May 11, 2006.
     Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover an indeterminable number of additional shares that may become issuable pursuant to the plan (the “Plan”) listed above.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     This registration statement omits the information specified in Part I of Form S-8, as permitted by Rule 428 under the Securities Act.
     We will deliver the documents containing the information specified in Part I to our employees as required by Form S-8 and Securities Act Rule 428(b). We are not filing the documents as part of this registration statement or as prospectus or prospectus supplements pursuant to Rule 424 under the Securities Act. The documents, and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are hereby incorporated by reference into, and are part of, this Registration Statement:
(a)	Our Annual Report on form 10-K filed pursuant to the Section 13(a) or 15(b) of the Exchange Act on March 31, 2006;

(b)	Our Quarterly Report on form 10-Q filed pursuant to the Section 13(a) or 15(b) of the Exchange Act on May 12, 2006;

(c)	All documents that we file pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, from their date of filing, except that incorporation of these documents will cease when we file a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or de-registering all securities then remaining unsold.
     The description of our capital stock contained in our Registration Statement on Form 8-A filed on June 29, 1999, with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 is hereby incorporated by reference into, and is part of, this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our articles of incorporation limit, to the maximum extent permitted by Arizona law, the liability of our directors for monetary damages arising from a breach of their duties as directors. The limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission.
     Our articles of incorporation require us to indemnify our directors and officers, to the maximum extent permitted by Arizona law, against liability arising against them for acts or omissions within the scope of their authority as directors or officers. Indemnification is prohibited if our board of directors finds that the person’s action or omission was willful, grossly negligent, or with fraudulent or criminal intent, or for liabilities under the Securities Act of 1933. Under Arizona law, we may indemnify a director or officer against liability incurred on account of service to us, if the director or officer:
•	Conducted himself or herself in good faith;

•	Reasonably believed that his or her conduct (a) if in an official capacity, was in our best interests or (b) if in any other capacity, was not opposed to our best interests;

•	In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and

•	Did not improperly receive personal benefit.
     We have also entered into indemnification agreements with each of our directors. These agreements generally obligate us to indemnify them for liability incurred by them as a result of their services as directors, unless (a) their liability arises as a result of their fraud, deliberate dishonesty or willful misconduct or (b) Arizona law prohibits indemnification. We currently maintain liability insurance for our directors.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	2005 Stock Option Plan

5	Opinion of Steptoe & Johnson LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Steptoe & Johnson LLP (included as part of Exhibit 5)

24	Power of Attorney (included on signature page of Form S-8)

Item 9. Undertakings.
(a)	We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on May 16, 2006.

ROCKFORD CORPORATION
By:	/s/ W. Gary Suttle
W. Gary Suttle
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints W. Gary Suttle and Richard G. Vasek, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Registration Statement in the capacities and on the dates indicated.

Name	Title	Date

/s/ W. GARY SUTTLE W. Gary Suttle	President, Chief Executive Officer, Treasurer and Director (Principal Executive Officer)	May 15, 2006

/s/ RICHARD G. VASEK Richard G. Vasek	Vice President of Finance and Chief Financial Officer, Secretary (Principal Financial Officer)	May 15, 2006

/s/ MARK BARRIERE	Corporate Controller	May 15, 2006
Mark Barriere	(Principal Accounting Officer)

/s/ JERRY E. GOLDRESS	Director	May 15, 2006
Jerry E. Goldress

Name	Title	Date
/s/ TIMOTHY C. BARTOL	Director	May 15, 2006
Timothy C. Bartol

/s/ NICHOLAS G. BARTOL	Director	May 16, 2006
Nicholas G. Bartol

/s/ RALPH B. GODFREY	Director	May 15, 2006
Ralph B. Godfrey

	Director	, 2006
John P. Lloyd

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	2005 Stock Option Plan

5	Opinion of Steptoe & Johnson LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Steptoe & Johnson LLP (included as part of Exhibit 5)

24	Power of Attorney (included on signature page of Form S-8)